UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Incyte Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road, Building E336

Wilmington, DE 19880

(302) 498-6700

April 9, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Incyte Corporation that will be held on May 25, 2004, at 10:30 a.m., Eastern Daylight Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, FOLLOW THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2003 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Paul A. Friedman

Chief Executive Officer

INCYTE CORPORATION

Notice of Annual Meeting of Stockholders

to be held May 25, 2004

To the Stockholders of Incyte Corporation:

The Annual Meeting of Stockholders of Incyte Corporation, a Delaware corporation (the “Company”), will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, May 25, 2004, at 10:30 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect seven directors to serve until the 2005 Annual Meeting of Stockholders and thereafter until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2004; and

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.

Stockholders of record as of the close of business on April 5, 2004 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing the enclosed proxy. Voting on the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy regarding each of these voting options. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Patricia A. Schreck

Secretary

April 9, 2004

INCYTE CORPORATION

Experimental Station

Route 141 & Henry Clay Road, Building E336

Wilmington, DE 19880

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Incyte Corporation, a Delaware corporation (“we,” “us,” “Incyte” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, May 25, 2004, at 10:30 a.m., Eastern Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 16, 2004.

Questions and Answers About

The Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	The election of directors; and

•	The ratification of the appointment of independent auditors for 2004.

What are the Board’s recommendations?

Our Board recommends that you vote:

•	“FOR” election of each of the nominated directors; and

•	“FOR” ratification of the appointment of independent auditors for 2004.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on April 5, 2004 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock (“Common Stock”) held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.    If your shares are registered directly in your name with Incyte’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” The Proxy Statement, Annual Report and proxy card have been sent directly to you by Incyte.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

How do I vote?

You may vote using any of the following methods:

•	By Mail—Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated directors and “FOR” the ratification of the independent auditors for 2004.

•	By Telephone or the Internet—If you are a beneficial owner, you will receive instructions from your broker, bank or nominee that you must follow for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

If you vote by telephone or via the Internet you do not need to return your proxy card.

•	In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by telephone or the Internet or submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of the independent auditors for 2004, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” ratification of the independent auditors, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each item?

In the election of directors, the seven persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. The ratification of the independent auditors for 2004 requires the affirmative “FOR” vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of Common Stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 72,776,027 shares of our Common Stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

Incyte has adopted a process for mailing the Annual Report and Proxy Statement called “householding,” which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. Incyte will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Investor Relations Department, Incyte Corporation, Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, Delaware 19880 or by calling (302) 498-6700 and asking for Investor Relations. Eligible stockholders of record receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting Incyte in the same manner. Incyte has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the Annual Report and Proxy Statement or you may request householding by notifying your broker, bank or nominee.

How are proxies solicited?

Employees, officers and directors of the Company may solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors proposes the election of seven directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Jon S. Saxe is retiring from the Board of Directors as of the Annual Meeting. We are very grateful for his many years of service to the Company.

The Company’s Bylaws provide that the Company shall not have less than one nor more than twelve directors, with the exact number of directors to be determined by the Board of Directors. The number of directors is currently fixed at nine. Upon Mr. Saxe’s retirement from the Board, the number of directors will be reduced to seven.

Names of the nominees and certain biographical information about them are set forth below:

Name	Age	Position with the Company	Director Since
Roy A. Whitfield	50	Director	1991
Paul A. Friedman(4)(5)	61	Chief Executive Officer and Director	2001
Barry M. Ariko(1)(2)	58	Director	2001
Julian C. Baker(1)(3)	37	Director	2001
Paul A. Brooke(1)(3)(5)	58	Director	2001
Frederick B. Craves(2)	58	Director	1993
Richard U. De Schutter(2)(3)(5)	64	Chairman	2001

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Non-Management Stock Option Committee.
(5)	Member of the Finance Committee.

Roy A. Whitfield co-founded the Company and served as Chairman of the Board from November 2001 until June 2003. Mr. Whitfield served as Chief Executive Officer of the Company between June 1993 and November 2001, as President of the Company from June 1991 until January 1997, and as Treasurer of the Company between April 1991 and October 1995. Previously, Mr. Whitfield served as the President of Ideon Corporation, which was a majority-owned subsidiary of Invitron Corporation, a biotechnology company, from October 1989 until April 1991. From 1984 to 1989, he held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He also serves as a director of Nektar Therapeutics and a privately held corporation.

Paul A. Friedman, M.D. joined the Company as the Chief Executive Officer in November 2001. From 1998 until October 2001, Dr. Friedman served as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of DuPont Pharmaceuticals Company (formerly The DuPont Merck Pharmaceutical Company), from 1994 to 1998 he served as President of Research and Development of The DuPont Merck

Pharmaceutical Company, and from 1991 to 1994 he served as Senior Vice President at Merck Research Laboratories. Prior to his work at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a Diplomat of the American Board of Internal Medicine, Member of the American Society of Pharmacology and Experimental Therapeutics, Member of the American Society of Clinical Investigation and a Member of the American Society of Biological Chemists.

Barry M. Ariko has been President and Chief Executive Officer of Mirapoint, Inc., a private technology company that produces infrastructure for managing and securing Internet messaging, since November 2003, and has been Chairman of the Board of Mirapoint since December 2003. He was a private consultant from October 2001 to October 2003. From April 2001 until September 2001, Mr. Ariko was Senior Vice President of Peregrine Systems, Inc., an infrastructure management software company, and from April 2001 until June 2002 was a member of its Board of Directors. From March 2000 until the acquisition of Extricity, Inc. by Peregrine in April 2001, Mr. Ariko served as the President and Chief Executive Officer of Extricity, a private Internet software provider, and he also served as Chairman of the Board of Extricity from March 2000 to April 2001. In September 2002, Peregrine filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. From March 1999 to January 2000, Mr. Ariko was a Senior Vice President of America Online, Inc., where he was responsible for the Netscape Enterprise Group. From August 1998 until the acquisition of Netscape Communications Corporation by America Online in March 1999, Mr. Ariko served as Executive Vice President and Chief Operating Officer of Netscape. From 1994 to August 1998, Mr. Ariko was Executive Vice President of Oracle Corporation. Mr. Ariko currently serves as a director of Autonomy Corporation plc, Aspect Communications Corporation and a privately held company.

Julian C. Baker and his brother Felix Baker started a biotechnology investing partnership with the Tisch family, which the Bakers have managed since 1994. Since 2000, the Bakers have also partnered with major universities and other endowments to create multiple additional funds focused on life sciences. Julian Baker is currently a managing partner of Baker Bros. Advisors, LLC. Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation and was a founding employee of The Clipper Group, which managed investments for Credit Suisse First Boston. He is also a director of Neurogen Corporation and several privately held companies.

Paul A. Brooke has been a Managing Member of PMSV Holdings, LLC, a private investment firm, since 1993. He has also served as an Advisory Director of Morgan Stanley & Co. Incorporated and Skyline Partners since April 2000, and as a Venture Partner at MPM Capital, a venture capital firm specializing in the healthcare industry, since 1997. From April 1999 through May 2000, Mr. Brooke served as a Managing Director at Tiger Management LLC. He was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley & Co. from 1983 to April 1999. Mr. Brooke is also a director of WebMD Corporation, ViroPharma Incorporated and several privately held companies.

Frederick B. Craves, Ph.D. has been a Managing Director of Bay City Capital LLC, a merchant bank specializing in life sciences, since January 1997. From January 1994 to January 1997, Dr. Craves was a principal of the consulting firm, Burrill & Craves. From January 1991 to May 1993, he was President and Chief Executive Officer of Berlex Biosciences, a division of Schering A.G. and Vice President of Berlex Laboratories, Inc., the U.S. subsidiary of Schering A.G. From 1981 to 1982, Dr. Craves was Chief Executive Officer and, from 1982 to 1990, was Chairman, Chief Executive Officer and President of Codon Corporation, a biotechnology company. Following Codon’s acquisition by Schering A.G., Dr. Craves was President and Chief Executive Officer of Codon from June 1990 to December 1990. From 1981 to 1983, Dr. Craves was also a co-founder and director of Creative BioMolecules. From 1979 to 1981, he was a sales and marketing representative for Millipore Corporation. Dr. Craves is also Chairman of the Board of Directors of Epoch Biosciences, Inc., and a director of Medarex, Inc., NeoRx Corporation and several privately held companies.

Richard U. De Schutter was Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company from July 2000 to October 2001. He served as Chief Administrative Officer at Pharmacia Corporation between

April 2000 and July 2000. From January 1999 through March 2000, Mr. De Schutter served as Vice Chairman and Chief Administrative Officer of Monsanto Company. He served as Chief Executive Officer of G.D. Searle & Co. from April 1995 to December 1998. Mr. De Schutter is also a director of Smith & Nephew PLC, Varian, Inc., Ecolab, Inc. and several privately held companies.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

Board Meetings and Committees

The Board of Directors held six meetings during 2003. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and of the committees on which such director served during their tenure in 2003. In 2003, all of the directors then serving on the Board attended the annual meeting.

The Board of Directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and Securities and Exchange Commission rules. The Board has approved a charter for each of these committees that can be found on our website at http://investor.incyte.com under the “Corporate Governance” heading. The Board has also appointed a Non-Management Stock Option Committee and, in 2004, the Board established a Finance Committee.

The current members of the Compensation Committee are Barry M. Ariko, Julian C. Baker, Paul A. Brooke and Jon S. Saxe (Chair). The Compensation Committee held 8 meetings during 2003. The Compensation Committee’s primary functions are to assist the Board of Directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to develop and monitor compensation arrangements for the Company’s executive officers, make recommendations to the independent members regarding compensation of the Company’s Chief Executive Officer, determine compensation for the Company’s other executive officers, determine stock-based compensation awards for the Company’s executive officers, and administer performance-based compensation plans such as the Company’s 1991 Stock Plan (the “1991 Stock Plan”).

The current members of the Audit Committee are Barry M. Ariko (Chair), Frederick B. Craves and Richard U. De Schutter. Barry M. Ariko joined the Audit Committee in June 2003. The Audit Committee held 10 meetings during 2003. The Audit Committee’s primary functions are to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditors; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent auditors’ relationship with the Company; and meet with the independent auditors and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes.

The current members of the Nominating and Corporate Governance Committee are Julian C. Baker, Paul A. Brooke, Richard U. De Schutter (Chair) and Jon S. Saxe. The Nominating and Corporate Governance Committee held two meetings during 2003. The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the Board of Directors, determine the composition of the Board and its committees, and monitor a process to assess Board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the Board of Directors, review and make recommendations to the Board of Directors with respect to candidates for director proposed by stockholders, review on an annual basis the composition, functioning and effectiveness of the Board and its committees, and develop and recommend to the Board of Directors codes of conduct applicable to officers, directors and employees and charters for the various committees of the Board.

Dr. Friedman currently serves as the Non-Management Stock Option Committee. The Non-Management Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and shares under the 1991 Stock Plan to eligible employees or consultants, other than to members of the Board of Directors, to individuals designated by the Board of Directors as “Section 16 officers,” and to employees who hold the title of Senior Vice President or above. In addition, the Non-Management Stock Option Committee may not make any awards or grants to any one employee or consultant that total more than 50,000 shares of Common Stock in any calendar year.

The current members of the Finance Committee are Paul A. Brooke (Chair), Richard U. De Schutter, and Paul A. Friedman. The Finance Committee’s primary function is to assist the Board of Directors in its oversight of the Company’s strategic financing matters and, in that regard, to review and recommend matters related to the capital structure of the Company and, upon delegation by the Board of Directors, to exercise the powers of the Board of Directors that may be lawfully delegated to the Finance Committee in connection with the authorization, issuance and sale of debt or equity securities of the Company.

Director Nominations

The Board of Directors nominates Directors for election at each annual meeting of stockholders and elects new Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with a diversity of backgrounds, perspectives and skills. The Nominating and Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management—currently, the Chief Executive Officer—to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or if a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, then the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to:

Secretary

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, DE 19880

You can obtain a copy of the full text of the Bylaw provision by writing to the Company’s Secretary at the above address.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to:

Secretary

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, DE 19880

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or Committee of the Board based on the subject matter.

Compensation of Directors

Directors who are employees of the Company do not receive any fees for their service on the Board of Directors. During 2003, Dr. Friedman and Robert B. Stein were the Company’s only employee directors; Dr. Stein resigned as a director and as an employee in August 2003. For a description of compensation arrangements with Drs. Friedman and Stein, see “Executive Compensation—Employment and Transition Agreements.”

Mr. Whitfield was an employee of the Company until August 2002. In November 2001, the Company entered into a transition agreement with Mr. Whitfield, pursuant to which Mr. Whitfield resigned as the Company’s Chief Executive Officer and accepted the position of Chairman of the Board of Directors. In connection with his continued employment with the Company subsequent to November 2001, Mr. Whitfield received 100,000 restricted stock units under the Company’s 1991 Stock Plan, 50,000 of which vested on the first anniversary of the date of the agreement and 50,000 of which vested on the second anniversary of the date of the agreement, contingent on the fact that Mr. Whitfield was then serving as a director. Mr. Whitfield timely deferred settlement of the restricted stock units that vested on the second anniversary of the date of the agreement from November 2003 to January 2005. Each restricted stock unit entitles Mr. Whitfield to receive one share of Common Stock upon the date of vesting or later settlement of the unit or, upon limited circumstances at the discretion of the Company, a cash amount equal to the market value of the one share of Common Stock at the time of settlement. In addition, all options to purchase shares of Common Stock received by Mr. Whitfield while he was an executive officer of the Company will continue to vest so long as he is serving as a director.

The Company’s non-employee directors each receive $2,500 for every in-person Board meeting that they attend and $500 for every Board meeting that they attend telephonically. Non-employee directors receive additional compensation of $500 for their participation in every committee meeting that they attend that is up to one hour in duration and $1,000 for every committee meeting that is over one hour in duration, in each case whether in-person or telephonic. The chairman of a committee receives an additional $4,000 annually. Non-employee directors also receive a $12,000 annual retainer, which is prorated for such portion of the year that the director serves on the Board. In addition, all directors are reimbursed for their out-of pocket expenses in accordance with the Company’s travel policy for each in-person Board or committee meeting that they attend. Mr. De Schutter’s annual retainer for 2003 was increased from $12,000 to $20,000 in recognition of his additional responsibilities as Chairman of the Board.

In addition to cash compensation for services as a member of the Board, the non-employee directors also receive options to purchase shares of the Company’s Common Stock pursuant to the 1993 Directors’ Stock Option Plan (the “Directors’ Option Plan”). Under the Directors’ Option Plan, every new non-employee director appointed to the Board of Directors will receive an initial stock option grant of 30,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. The option vests as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting monthly over the following three years. Pursuant to the Directors’ Option Plan, following the conclusion of each annual meeting of stockholders, each non-employee director who will continue to serve as a member of the Board of Directors will receive an additional option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each of these options will vest in full on the first anniversary of the date of the grant. When a new non-employee director is appointed to the Board of Directors at a time other than at an annual meeting, such director will receive a pro rata portion of the automatic annual grant that will vest in full on the date of the Company’s next annual meeting.

In 2003, each of Messrs. Ariko, Baker, Brooke, Saxe and Whitfield and Dr. Craves received their annual grant of an option to purchase 10,000 shares of Common Stock at exercise prices equal to the fair market value of the Common Stock on the date of grant. Mr. De Schutter was awarded an option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant in connection with his appointment as Chairman of the Board, which will vest as to 25,000 shares on the first anniversary of the date of the grant and as to the balance upon the second anniversary of the date of the grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2004, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers named under “Executive Compensation—Summary Compensation Table” (the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Incyte Corporation, Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, DE 19880. The percentage of Common Stock beneficially owned is based on 72,723,948 shares outstanding as of March 15, 2004.

Name of Beneficial Owner (1)	Shares Beneficially Owned (1)	Percentage Beneficially Owned(1)
5% Stockholders
Wellington Management Company, LLP (2)	10,104,640	13.9%
Julian C. Baker, Felix J. Baker, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch (3)	9,151,938	12.6
Arnold H. Snider (4)	6,000,000	8.3
Barclays Bank PLC (5)	4,720,995	6.5

Named Executive Officers and Directors
Paul A. Friedman (6)	417,365	*
Lee Bendekgey (7)	295,478	*
James P. Merryweather (8)	290,254	*
Brian W. Metcalf (9)	148,555	*
Kenneth P. Jacobsen (10)	73,936	*
Robert B. Stein	—	*
John M. Vuko (11)	330,375	*
Roy A. Whitfield (12)	1,197,194	1.6
Barry M. Ariko (13)	33,958	*
Julian C. Baker (14)	4,606,385	6.3
Paul A. Brooke (15)	24,584	*
Frederick B. Craves (16)	271,200	*
Richard U. De Schutter (17)	30,614	*
Jon S. Saxe (18)	180,000	*
All directors and executive officers as a group (14 persons) (19)	7,102,789	9.8

*	Represents less than 1% of the Company’s Common Stock.

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)	The address of the principal place of business of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. According to an amended Schedule 13G dated February 13, 2004, filed by Wellington Management Company, LLP, Wellington Management Company, LLP has shared dispositive power with respect to all shares listed in the table and shared voting power over 7,776,200 shares.

(3)

According to an amended Schedule 13D, dated February 24, 2004 (filed jointly by these persons), as of February 19, 2004, these persons collectively held 9,151,938 shares, including shares issuable upon conversion of the Company’s 5.5% Convertible Subordinated Notes Due 2007 and the Company’s 3½% Convertible Subordinated Notes due 2011. Because of certain business and family relationships among the reporting persons, the statement was filed by them as a group solely for informational purposes, and each of them disclaimed beneficial ownership of any shares owned by any other reporting person except to the extent that beneficial ownership was expressly reported therein. The address provided for Andrew H. Tisch, James S. Tisch and Thomas J. Tisch is 667 Madison Avenue, New York, New York 10022, for Daniel R. Tisch, c/o Tower View LLC, 500 Park Avenue, New York, New York 10022, and for Julian C. Baker and Felix J. Baker, 667 Madison Avenue, 17th Floor, New York, New York 10021. According to the statement, Four Partners, a New York general partnership, held 2,755,513 shares; Four-Fourteen Partners LLC held 200,000 shares; each of Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch held 397,041 shares; Baker/Tisch Investments, L.P. held 278,593 shares; Baker Bros. Investments, L.P. held 208,814 shares; Baker Bros. Investments II, L.P. held 128,640 shares; Baker Biotech Fund I, L.P. held 2,174,811 shares; Baker Biotech Fund II, L.P. held 1,661,628 shares; Baker Biotech Fund II (Z), L.P. held 72,200 shares; FBB Associates held 55,658 shares; and Julian C. Baker held 26,041 shares. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch were deemed to beneficially own the shares held by Four Partners. Thomas J. Tisch was deemed to beneficially own the shares held by Four-Fourteen Partners LLC. Julian C. Baker and Felix J. Baker were deemed to beneficially own the shares held by Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P. and FBB Associates.

(4)	According to an amended Schedule 13G dated February 11, 2004, filed jointly by Arnold H. Snider, Deerfield Capital, L.P. (“Deerfield Capital”), Deerfield Partners, L.P. (“Deerfield Partners”), Deerfield Management Company, L.P. (“Deerfield Management”) and Deerfield International Limited (“Deerfield International”), Arnold H. Snider has shared dispositive and voting power with respect to all shares listed in the table, Deerfield Capital and Deerfield Partners have shared dispositive and voting power with respect to 3,060,000 of the shares listed in the table and Deerfield Management and Deerfield International have shared dispositive and voting power with respect to 2,940,000 of the shares listed in the table. The address of the principal place of business of Deerfield International is c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460 Road Town, Tortola, BVI. The address of the principal place of business of each of the other entities is 780 Third Avenue, 37th Floor, New York, NY 10017.

(5)	According to a Schedule 13G dated February 13, 2004, filed jointly by Barclays Global Investors, N.A. (“Global Investors”), Barclays Global Fund Advisors (“Global Advisors”), Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC (“Barclays Bank”), Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) S.A., and Barclays Private Bank Limited, Global Investors has sole dispositive and voting power with respect to 3,007,220 of the shares listed in the table, Global Advisors has sole dispositive and voting power with respect to 1,241,830 of the shares listed in the table and Barclays Bank has sole dispositive and voting power with respect to 78,300 of the shares listed in the table. The address of the principal place of business of Global Investors and Global Advisors is 45 Fremont Street, San Francisco, CA 94105. The address of the principal place of business of Barclays Bank is 54 Lombard Street, London, England EC3P 3AH.

(6)	Includes 354,165 shares subject to options exercisable within 60 days of March 15, 2004.

(7)	Includes 275,478 shares subject to options exercisable within 60 days of March 15, 2004.

(8)	Includes 226,542 shares subject to options exercisable within 60 days of March 15, 2004.

(9)	Includes 139,998 shares subject to options exercisable within 60 days of March 15, 2004.

(10)	Represents solely 73,936 shares subject to options exercisable within 60 days of March 15, 2004.

(11)	Includes 307,353 shares subject to options exercisable within 60 days of March 15, 2004.

(12)	Includes 195,068 shares subject to options exercisable within 60 days of March 15, 2004.

(13)	Represents solely 33,958 shares subject to options exercisable within 60 days of March 15, 2004.

(14)

According to a statement on Schedule 13D, dated February 24, 2004, Julian C. Baker may be deemed to beneficially own certain shares held by Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker

Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P. and FBB Associates. See note (3) above. Also includes 26,041 shares subject to options exercisable within 60 days of March 15, 2004.

(15)	Represents solely 24,584 shares subject to options exercisable within 60 days of March 15, 2004.

(16)	Includes 8,000 shares held by Burrill & Craves, a general partnership. Dr. Craves is a general partner of such partnership and may be deemed to be the beneficial owner of the shares held by the partnership. Also includes 8,400 shares held by a trust for which Dr. Craves is a trustee, 14,800 shares held by Dr. Craves’ spouse, 140,000 shares held directly by Dr. Craves and 100,000 shares subject to options exercisable within 60 days of March 15, 2004.

(17)	Includes 24,584 shares subject to options exercisable within 60 days of March 15, 2004. Also includes 1,030 shares issuable upon conversion of the Company’s 5.5% Convertible Subordinated Notes Due 2007 and 5,000 shares held directly by Mr. De Schutter.

(18)	Includes 120,000 shares subject to options exercisable within 60 days of March 15, 2004.

(19)	Includes shares included pursuant to notes (6), (9), (10), (12), (13), (14), (15), (16), (17) and (18) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2002, in connection with his employment by the Company as President and Chief Scientific Officer, Robert B. Stein received an interest-free loan from the Company in the amount of $750,000 to be used toward the purchase of a residence in California. The loan is evidenced by a promissory note and secured by the residence, but is subordinated to a first mortgage on the property. Pursuant to the terms of the promissory note, upon termination of Dr. Stein’s employment in August 2003, any entitlement to forgiveness of any amount of the outstanding principal balance of the note was voided, and the entire unpaid principal balance of the loan will, at the Company’s election, become due on August 29, 2004, or upon the occurrence of certain other events described in the promissory note. In the event that Dr. Stein sells the residence securing the loan, the entire unpaid principal balance of the loan will become immediately due and payable from the proceeds of the sale.

In March 2002, in connection with his employment by the Company as Executive Vice President and Chief Drug Discovery Scientist, Brian W. Metcalf received an interest-free loan from the Company in the amount of $400,000 to be used for financing his residence in California. The loan is evidenced by a promissory note and secured by the residence. On February 6, 2003, 25% of the outstanding principal balance was forgiven, and  1/48 of the original principal amount will be forgiven on the last day of each month thereafter, with the remaining outstanding principal balance of the loan forgiven on February 6, 2006, if Dr. Metcalf is still employed by the Company on those dates. Any acceleration of the loan or termination of Dr. Metcalf’s employment relationship with the Company prior to the then-applicable forgiveness date will terminate and void any remaining right of Dr. Metcalf to receive any forgiveness of the then-outstanding principal balance of the loan. The entire unpaid principal balance of the loan may also, at the Company’s election, become earlier due and payable upon the occurrence of certain events described in the promissory note.

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid to or accrued for (i) the Company’s Chief Executive Officer, (ii) each of the Company’s other four most highly compensated executive officers as of December 31, 2003, and (iii) two of the Company’s former executive officers who were no longer serving as such as of December 31, 2003, for services rendered in all capacities to the Company for the fiscal years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)(3)		Securities Underlying Options		All Other Compensation ($)
Paul A. Friedman(4) Chief Executive Officer	2003 2002 2001	642,308 600,084 34,724	276,250 290,631 —	— — 1,619,000	(6)	— 225,000 400,000		4,690 2,833 —	(5) (5)

Lee Bendekgey(7) Executive Vice President, General Counsel, and Secretary	2003 2002 2001	347,859 299,038 274,617	217,000 155,627 167,315	— — 647,600	(9)	— 67,500 91,000		471,337 440 —	(8) (5)

James P. Merryweather(10) Executive Vice President, Business Development and Commercial Operation	2003 2002 2001	380,739 291,346 232,846	67,000 146,042 146,869	— — 647,600	(12)	— 75,000 81,000		471,607 666 501	(11) (5) (5)

Brian W. Metcalf(13) Executive Vice President and Chief Drug Discovery Scientist	2003 2002	338,863 278,750	155,000 152,296	— —		— 260,000		220,822 48,095	(14) (15)

Kenneth P. Jacobsen(16) Executive Vice President, Information Sciences	2003	261,177	152,632	—		10,000		577	(5)

Robert B. Stein(17) Former President and Chief Scientific Officer	2003 2002 2001	473,649 500,000 28,894	82,500 242,192 —	— — 809,450	(21)	60,000 150,000 250,000	(18)	988,063 12,006 60,000	(19) (20) (22)

John M. Vuko(23) Former Executive Vice President and Chief Financial Officer	2003 2002 2001	322,915 298,846 269,836	154,993 150,002 165,398	— — 647,600	(25)	— 67,500 91,000		466,430 672 —	(24) (5)

(1)	Includes (in each fiscal year) bonuses earned during the fiscal year and paid in the subsequent fiscal year.

(2)	Represents the value of the restricted stock units awarded on November 26, 2001 under the Company’s 1991 Stock Plan based on $16.19 per share, the closing price of the Common Stock on November 26, 2001.

(3)	Each non-dividend paying restricted stock unit entitles the holder to receive one share of Common Stock upon the date of vesting or later settlement of the unit or, upon limited circumstances at the discretion of the Company, a cash amount equal to the fair market value of one share of Common Stock at the time of settlement.

(4)	Dr. Friedman joined the Company as Chief Executive Officer in November 2001.

(5)	Represents payments made for group term life insurance.

(6)	Represents 100,000 restricted stock units valued at $684,000 as of December 31, 2003. These restricted stock units vest as to 50% of the units in November 2004, on the third anniversary of the date of grant, with the remaining units vesting in November 2005 on the fourth anniversary of the date of grant.

(7)	Mr. Bendekgey served as General Counsel and Secretary until December 2003 and resigned from the Company in January 2004.

(8)	Includes a termination payment pursuant to the terms of Mr. Bendekgey’s employment agreement, equal to one year’s salary and target bonus, of $470,831, and $506 for payments made for group term life insurance.

(9)	Represents 40,000 restricted stock units valued at $273,600 as of December 31, 2003. These restricted stock units vested as to 50% of the units in November 2003 on the second anniversary of the date of grant, with the remaining units to have vested in November 2004 on the third anniversary of the date of grant. As of the date of Mr. Bendekgey’s employment termination in January 2004, the remaining 20,000 units, valued at $136,800 as of December 31, 2003, became vested in accordance with the terms of his employment agreement.

(10)	Dr. Merryweather resigned from the Company in January 2004.

(11)	Includes a termination payment pursuant to the terms of Dr. Merryweather’s employment agreement, equal to one year’s salary and target bonus, of $470,831, and $776 for payments made for group term life insurance.

(12)	Represents 40,000 restricted stock units valued at $273,600 as of December 31, 2003. These restricted stock units vested as to 50% of the units in November 2003 on the second anniversary of the date of grant, with the remaining units to have vested in November 2004 on the third anniversary of the date of grant. As of the date of Dr. Merryweather’s employment termination in January 2004, the remaining 20,000 units, valued at $136,800 as of December 31, 2003, became vested in accordance with the terms of his employment agreement.

(13)	Dr. Metcalf joined the Company as Executive Vice President and Chief Drug Discovery Scientist in February 2002.

(14)	Includes a $36,000 housing allowance, $183,333 for forgiveness for the loan pursuant to the terms of the loan, and $1,489 for payments made for group term life insurance.

(15)	Includes a $33,000 housing allowance, $13,891 for imputed interest related to an interest free residence loan, and $1,204 for payments made for group term life insurance.

(16)	Dr. Jacobsen was promoted to Executive Vice President, Information Sciences in February 2003. Dr. Jacobsen joined the Company as Senior Vice President, Information Technology/Software in June 2001 and served in that role until his promotion.

(17)	Dr. Stein joined the Company as President and Chief Scientific Officer in November 2001 and resigned from the Company in August 2003.

(18)	Dr. Stein’s options would have vested as to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following three years. These options were cancelled in August 2003 following Dr. Stein’s resignation from the Company.

(19)	Includes a termination payment pursuant to the terms of Dr. Stein’s employment agreement, equal to one year’s salary and target bonus, of $987,068, and $995 for payments made for group term life insurance.

(20)	Includes $10,644 for relocation expenses, $120 for a gross up for an incentive award, and $1,242 for payments made for group term life insurance.

(21)	Represents 50,000 restricted stock units. Pursuant to the terms of Dr. Stein’s employment agreement, 10,000 units, valued at $39,600 as of August 29, 2003, became vested on August 29, 2003, his employment termination date, and the remaining 40,000 units were cancelled.

(22)	Includes $60,000 for relocation expenses.

(23)	Mr. Vuko resigned as the Company’s Executive Vice President and Chief Financial Officer in October 2003 and remained an employee of the Company through January 2, 2004.

(24)	Includes a termination payment pursuant to the terms of Mr. Vuko’s employment agreement, equal to one year’s salary and target bonus, of $465,829, and $601 for payments made for group term life insurance.

(25)	Represents 40,000 restricted stock units valued at $273,600 as of December 31, 2003. These restricted stock units vested as to 50% of the units in November 2003 on the second anniversary of the date of grant, with the remaining units to have vested in November 2004 on the third anniversary of the date of grant. As of the date of Mr. Vuko’s employment termination in January 2004, the remaining 20,000 units, valued at $136,800 as of December 31, 2003, became vested in accordance with the terms of his employment agreement.

Stock Options

The following tables set forth certain information as of December 31, 2003 and for the fiscal year then ended with respect to stock options granted to and exercised by the Named Executive Officers.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date
						5%($)	10%($)

Paul A. Friedman	—		—	—	—	—	—

Lee Bendekgey	—		—	—	—	—	—

James P. Merryweather	—		—	—	—	—	—

Brian W. Metcalf	—		—	—	—	—	—

Kenneth P. Jacobsen	10,000	(4)	0.8	3.93	2/18/13	24,716	62,634

Robert B. Stein	60,000	(4)(5)	4.6	3.85	2/12/13	145,275	368,155

John M. Vuko	—		—	—	—	—	—

(1)	Unless otherwise noted, the options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. Vesting of the options is subject to acceleration under the circumstances described under “Employment and Transition Agreements.”

(2)	The exercise price is equal to the fair market value on the date of grant.

(3)	The 5% and 10% rates of appreciation are required to be disclosed by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in our stock price.

(4)	Options granted in 2003 become exercisable as to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following three years.

(5)	These options were cancelled in August 2003 following Dr. Stein’s resignation from the Company.

Aggregated Option Exercises in Last Fiscal Year And 2003 Year End Option Values
			Number of Securities Underlying Unexercised Options at December 31, 2003(#)	Value of Unexercised In-the-Money Options at December 31, 2003($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Paul A. Friedman	—	—	289,583/335,417	70,688 /125,063
Lee Bendekgey	—	—	277,103/78,397	21,206 / 37,519
James P. Merryweather	—	—	181,292/80,480	23,562/41,688
Brian W. Metcalf	—	—	109,444/150,556	31,417/55,583
Kenneth P. Jacobsen	—	—	58,089/62,911	12,566/51,334
Robert B. Stein	22,499	25,874	—	—
John M. Vuko	—	—	280,103/78,397	21,206/ 37,519

(1)	Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2003 ($6.84 per share) minus the exercise price.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Executive Employment and Change in Control Agreements.    In November 2001, the Company entered into employment agreements with Paul A. Friedman and Robert B. Stein and an amended and restated employment agreement with each of Lee Bendekgey, James P. Merryweather and John M. Vuko, each of which provided that in the event the executive’s employment was terminated within 24 months of a “change of control” (as defined in the employment agreements) either by the Company without “cause” (as defined in the employment agreements) or the executive for “good reason” (as defined in the employment agreements), the Company would pay the executive an amount equal to two times (three times in the case of Dr. Friedman) the sum of the executive’s current annual base salary and the greater of the executive’s current target bonus or the executive’s bonus amount for the preceding fiscal year. The cash payment would be paid in a lump sum payment, unless the executive had previously elected to receive equal monthly installments over a 24-month period, or 36-month period in the case of Dr. Friedman, following the executive’s termination. The agreements also provided that in the event of such a termination, all of the executive’s unvested restricted stock units and unvested stock options would vest in full, and all stock options would be exercisable for twelve months following the executive’s termination.

If, at any time other than the two year period following a “change of control,” the executive’s employment was terminated by the Company without “cause” or by the executive for “good reason,” the agreements provided that the Company would pay the executive an amount equal to the sum of the executive’s annual base salary and the greater of (i) the executive’s current target bonus or (ii) the executive’s bonus amount for the preceding fiscal year. The Company would also pay the executive a pro rata portion of the executive’s target bonus calculated according to the number of days the executive worked through the termination date in the current fiscal year. The cash payment would be paid in a lump sum payment unless the executive had previously elected to receive equal monthly installments over the twelve-month period following the executive’s termination. In addition, any unvested restricted stock units would vest as to the amount that would have vested had the executive continued to work for the Company for an additional twelve months. In no event would the additional vested portion be less than 33% of the restricted stock units granted to the executive, except for Drs. Friedman and Stein, whose additional vested portion would not be less than 20% of their respective restricted stock units. The agreements also provided that the executive’s stock options would vest as to the amount that would have vested had the executive continued to work for the Company for an additional twelve months. Under the employment agreements, the executives are subject to non-solicitation/non-hiring and non-disparagement covenants that extend two years from termination of employment. Upon certain breaches of those covenants after termination of employment, the executive must forfeit all of his unvested restricted stock units and the gain or income realized from units vesting within 24 months prior to the breach.

In November 2003, the Company’s Board of Directors approved a form of employment agreement for Executive Vice Presidents, including Brian W. Metcalf, and certain other key employees with whom the Company did not have an existing employment agreement (other than Kenneth P. Jacobsen, who entered into the retention agreement described below). This form of employment agreement provides that in the event of an “involuntary termination” of the executive’s employment (as defined in the employment agreement) within 24 months of a “change of control” (as defined in the employment agreement), the Company will pay the executive an amount equal to the sum of the executive’s current annual base salary and the greater of (i) the executive’s current target bonus or (ii) the executive’s bonus amount for the preceding fiscal year. The cash payment would be paid in a lump sum payment following the executive’s termination. The agreement also provides that in the event of such a termination, all of the executive’s unvested stock options will vest in full, and all stock options will be exercisable for twelve months following the executive’s termination.

Paul A. Friedman.    In November 2001, in connection with his appointment as Chief Executive Officer, Dr. Friedman received an offer letter providing for a base salary of $600,000 per year and eligibility to participate in the Company’s corporate incentive plan, with his target bonus equal to 50% of his base salary. Dr. Friedman also received an option to purchase 400,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. The option vested as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months; the option was vested as to 208,333 shares as of December 31, 2003. In addition, Dr. Friedman was awarded 100,000 restricted stock units. The restricted stock units vest as to 50% of the units on the third anniversary of Dr. Friedman’s employment with the remaining units vesting on the fourth anniversary of his employment. In certain circumstances, under the terms of his employment agreement with the Company, the vesting schedule of his restricted stock units may be accelerated.

In February 2003, the Compensation Committee set Dr. Friedman’s annual base salary for 2003 at $650,000.

Robert B. Stein.    In November 2001, in connection with his appointment as President and Chief Scientific Officer, Robert B. Stein received an offer letter providing for a base salary of $500,000 per year and eligibility to participate in the Company’s corporate incentive plan, with his target bonus equal to 50% of his base salary. Dr. Stein also received an option to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. The option vested as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months. In addition, Dr. Stein was awarded 50,000 restricted stock units, which would vest in full on the fourth anniversary of his employment. In certain circumstances, under the terms of his employment agreement with the Company, the vesting schedule of his restricted stock units might be accelerated. In connection with his employment, Dr. Stein also received a loan from the Company for the purpose of purchasing a residence in California. See “Certain Relationships and Related Transactions” for a description of this loan.

In February 2003, the Company entered into a letter agreement with Dr. Stein. Pursuant to the letter agreement, Dr. Stein’s base salary was increased to $572,000 per year and Dr. Stein received a retention bonus of $330,000 in consideration of his continued employment with the Company for at least two years from the date of the letter agreement. If Dr. Stein was to voluntarily terminate his employment with the Company within such two year period, he would be required to pay liquidated damages to the Company initially equal to $330,000 if Dr. Stein terminated his employment during the first month, decreasing by  1/24 for each month of continued employment over the remainder of the period. In addition, Dr. Stein received an option to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. The option would vest as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months.

Upon termination of his employment in August 2003, Dr. Stein was paid, under his employment agreement as amended by the February 2003 letter agreement, a cash lump sum of $987,068, which equaled one year’s salary plus target bonus and a pro rata portion of his 2002 target bonus, less an amount equal to liquidated damages for early termination under the letter agreement. Options to purchase 281,873 shares of Common Stock belonging to Dr. Stein were vested upon termination and remained exercisable through November 27, 2003. As of December 31, 2003, Dr. Stein had exercised options to purchase 22,499 shares, and his remaining vested but unexercised options were cancelled. Also upon termination of employment, Dr. Stein became vested in 10,000 of his restricted stock units, payment for which was made in the amount of $10 in September 2003.

Brian W. Metcalf.    In connection with his employment in February 2002, Brian W. Metcalf received a loan from the Company for the purpose of financing his residence in California. See “Certain Relationships and Related Transactions” for a description of this loan.

Kenneth P. Jacobsen.    In November 2003, the Company entered into a retention agreement with Kenneth P. Jacobsen, which provides that in the event that his employment is terminated other than for cause (as defined in the agreement), death or disability, the Company will pay Dr. Jacobsen an amount equal to the sum of his current annual base salary and his current target bonus. The cash payment will be paid in a lump sum payment following Dr. Jacobsen’s termination. Dr. Jacobsen does not have any other employment agreement with the Company.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2003, including the 1991 Stock Option Plan, the 1993 Directors’ Stock Option Plan and the 1997 Employee Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,531,886	$10.58	6,227,861
Equity compensation plans not approved by security holders	—	—	—
Total	8,531,886	$10.58	7,606,411	(1)

(1)	Includes 1,378,550 shares available for issuance under the Company’s 1997 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

This report on executive compensation is provided by the Compensation Committee (the “Compensation Committee”) of the Board of Directors to assist stockholders in understanding its objectives and procedures in establishing the compensation of the Company’s executive officers and describes the bases on which compensation determinations were made by the Compensation Committee for 2003. The Compensation Committee is comprised of four non-employee directors: Messrs. Ariko, Baker, Brooke and Saxe. In making its determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the biotechnology, life sciences and pharmaceutical industries as well as reports of external compensation consultants. The Company’s human resources staff provides additional counsel, data and analysis as requested by the Compensation Committee. The Compensation Committee also administers the 1991 Stock Plan with respect to executive officers of the Company.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should:

•	Encourage creation of stockholder value and achievement of strategic corporate objectives.

•	Integrate compensation with the Company’s annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

•	Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, qualified personnel.

•	Provide a total compensation opportunity that is competitive with companies in the biotechnology, life sciences and pharmaceutical industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

•	Align the interests of management and stockholders and enhance stockholder value by providing management with longer-term incentives through equity ownership by management.

•	Provide fair compensation consistent with internal compensation programs.

Key Elements of Executive Compensation

The compensation of executive officers is based upon the Company’s financial performance as well as an evaluation of the further establishment and development of the Company’s drug discovery efforts, including the achievement of preclinical and clinical development, in-licensing and discovery program objectives, cash flow management, achievement of certain business objectives, including the identification of appropriate entities for significant commercial collaborations, development of a strategic plan for the Company’s information product line, and progress toward strategic goals, as well as the achievement of individual business objectives by each executive officer. The Company’s existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash incentive awards under the Company’s 2003 Annual Incentive Compensation Plan (formerly the Corporate Incentive Plan).

Salary.    Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biotechnology, life sciences and pharmaceutical industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of information regarding executive compensation for similarly sized companies in the industry provided by a number of compensation consulting firms and on the basis of its knowledge of executive compensation in the industry, believes that the Company’s salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company’s financial resources and the stage of its development. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior twelve months and any change in comparable company pay levels. The 2003 base salary for the Company’s President was set in February 2003 pursuant to an employment retention letter agreement approved by the Compensation Committee and the Chief Executive Officer. In February 2003, the Compensation Committee set the 2003 base salaries for the Company’s Chief Executive Officer and certain other executive officers, with the base salaries for individuals who became executive officers in 2003 being set at varying times during the year upon their employment or promotion.

Stock Options.    The Compensation Committee administers stock option grants made to the Company’s executive officers under the 1991 Stock Plan. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual review, although options may be granted at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice. The Compensation Committee granted stock options to members of management on several occasions during 2003 in connection with their employment or promotions, and in February 2004 in connection with the Compensation Committee’s evaluation of the Company’s 2003 performance.

Incentive Compensation Plan.    The Company’s discretionary 2003 Annual Incentive Compensation Plan established cash incentive awards for all eligible employees of the Company for 2003. The plan was designed to align incentive awards for each participant’s individual performance with the Company’s corporate goals, which were approved by the Compensation Committee and reviewed by the Board of Directors. Eligibility to participate in the Plan and actual award amounts are not guaranteed and are determined at the sole discretion of an employee’s manager(s), in conjunction with the Company’s Chief Executive Officer. Incentive awards for the Company’s executive officers were approved by the Compensation Committee and paid in 2004 pursuant to this plan. The Company’s executive officers each had a funding target under the plan of 50% of their respective annual base salary for the 2003 fiscal year, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance, as well as each executive officer’s performance of certain individual goals. Actual incentive award amounts paid to executive officers in 2004 pursuant to this plan were based on the achievement of corporate and/or individual goals that were predetermined by the Compensation Committee or the Chief Executive Officer as described below. Target incentive award amounts for each participant were based on the participant’s potential impact on the Company’s operating and financial results and on market competitive pay practices. Individual performance goals were established for eligible employees, and evaluations were based upon whether the employee met, exceeded or did not meet each established goal. Corporate performance goals for 2003 were based on achievement of two equally weighted goals relating to the Company’s clinical development efforts, each representing 15% of the overall corporate performance goal, achievement of two drug discovery program goals representing 20% and 10% of the overall corporate performance goal respectively, achievement of cash flow targets representing 30% of the overall corporate performance goal, and presentation of a strategic plan for the Company’s information product line representing the 10% balance of the overall corporate performance goal. Threshold, target and outperform achievement levels were defined for each corporate goal that was established. The clinical development goals included goals related to successful completion of preclinical safety assessment studies and in-licensing of a compound for Phase 1 or later-phase development within the year. The drug discovery program goals included identification of two compounds from internal programs for preclinical development and establishment of four fully-staffed discovery programs on validated targets within the year. The percentage of potential incentive awards attributable to the achievement of individual goals decreases as seniority increases, with a greater proportion of the potential incentive awards for executive officers being based upon achievement of corporate performance goals. In early 2004, the Compensation Committee evaluated the achievement of the 2003 corporate performance goals and determined that incentive awards under the 2003 Annual Incentive Compensation Plan should be based upon achievement of 85% of the target level of corporate performance goals. This 85% figure was less than 100% of target because the cash flow targets, representing 30% of the overall corporate performance goal, were not achieved. However, the failure to achieve this goal was offset in part by outperformance of both drug discovery program goals.

Chief Executive Officer Compensation

Paul A. Friedman is the Company’s Chief Executive Officer. In November 2001, in connection with his employment by the Company, the Company entered into an employment agreement and offer letter with Dr. Friedman that set his annual base salary at $600,000 (subsequently increased to $650,000 by the Compensation Committee in February 2003) and a target bonus opportunity equal to 50% of his annual base salary. The terms of Dr. Friedman’s employment agreement and offer letter were negotiated with and approved by the Compensation Committee and the Board of Directors. See “Executive Compensation—Employment and Transition Agreements.” In February 2004, the Compensation Committee approved a bonus of $276,250 for Dr. Friedman in connection with the achievement of corporate goals under the Company’s 2003 Annual Incentive Compensation Plan. The Compensation Committee believes that Dr. Friedman’s performance in 2003 was outstanding in leading the Company toward significant progress in its drug discovery and development activities and through major corporate restructuring activities and, in recognition of those accomplishments and as an incentive for future performance, the Compensation Committee granted Dr. Friedman options, exercisable at the fair market value on the date of grant, to purchase 175,000 shares of the Company’s Common Stock.

In February 2004, the Compensation Committee worked with Dr. Friedman to redesign his compensation package with a view toward rewarding Dr. Friedman for future outperformance in a manner that would more closely reflect the value that would be recognized by the Company’s stockholders. Major elements of this program are adjusting Dr. Friedman’s cash compensation to a $500,000 annual base salary with a target bonus opportunity equal to 75% of annual base salary. In addition, Dr. Friedman received a grant of options, exercisable at the fair market value on the date of grant, to purchase 45,000 shares of the Company’s Common Stock.

Dr. Friedman is a member of the Board of Directors, but did not participate in Board or Compensation Committee deliberations regarding the setting of his compensation for 2003 or 2004.

The Company’s policy is generally to qualify compensation, including stock options and Corporate Incentive Plan bonuses, awarded or paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

Compensation Committee

Barry M. Ariko

Julian C. Baker

Paul A. Brooke

Jon S. Saxe

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of three directors, each of whom qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market. The current members of the Audit Committee are Barry M. Ariko, Frederick B. Craves and Richard U. De Schutter. The Audit Committee acts pursuant to a written charter that was originally adopted by the Board of Directors in June 2000 and was most recently amended in March 2004. A copy of the amended Audit Committee Charter is attached as Appendix A to this Proxy Statement.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures from the independent auditors required by Independence Standards Board Statement No. 1 and has discussed with the independent auditors, Ernst & Young LLP, the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Barry M. Ariko

Frederick B. Craves

Richard U. De Schutter

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company’s Common Stock with the Center for Research in Security Prices (“CRSP”), the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the “Nasdaq Composite Index”), and Total Return Index for the Nasdaq Pharmaceutical Stocks (the “Nasdaq Pharmaceutical Index”), assuming an investment of $100 in each on December 31, 1998. The Company’s Common Stock is traded on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

	12/31/98	12/31/99	12/31/00	12/29/01	12/31/02	12/31/03
Incyte Corporation	$100.00	$160.51	$133.12	$104.01	$24.40	$36.60
Nasdaq Composite Index	100.00	186.44	112.66	88.89	61.17	92.26
Nasdaq Pharmaceutical Index	100.00	188.55	235.19	200.45	129.52	189.83

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered for the audit of the Company’s annual statements and reviews of the Company’s quarterly financial statements for fiscal years 2003 and 2002, including the Company’s Annual Report on Form 10-K, as well as all other fees in connection with these services.

	Year Ended December 31,
	2003	2002
	(in thousands)
Audit Fees	$499	$487
Audit-related Fees(1)	32	137
Tax Services Fees(2)	6	152
All Other Fees(3)	—	—

	$537	$776

(1)	Audit-related fees include fees billed for employee benefit plan audits, internal control reviews and consultations concerning financial and accounting matters not classified as audit services.
(2)	Tax services fees consist of tax compliance and consultation services.
(3)	All other fees consists of fees for products or services other than those included above.

The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons, we believe that all of the filing requirements for such persons were satisfied for 2003, except that Dr. Stein failed to timely file a Form 4 reporting a stock option grant.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2005 Annual Meeting must be received by the Secretary of the Company no later December 10, 2004 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2005 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

ANNUAL REPORT

The Company will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of Common Stock at the close of business on April 5, 2004, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, the financial statement schedules, and all exhibits. The written request shall be sent to: Investor Relations Department, Incyte Corporation, Experimental Station, Route 141 & Henry Clay Road, Building E336, Wilmington, DE 19880.

Whether you intend to be present at the Annual Meeting or not, we urge you vote by telephone, the Internet, or by signing and mailing the enclosed proxy promptly.

By order of the Board of Directors.

Paul A. Friedman

Chief Executive Officer

April 9, 2004

Appendix A

INCYTE CORPORATION

AUDIT COMMITTEE CHARTER

(as amended as of March 24, 2004)

Purpose

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the Corporation’s (1) financial statements and auditing, accounting and related reporting processes and (2) systems of internal controls regarding finance, accounting, financial reporting, and business practices and conduct established by management and the Board.

Membership and Procedures

Membership and Appointment.    The Committee shall consist of at least three members of the Board, with the exact number being determined by the Board. The members of the Committee shall be appointed and replaced from time to time by the Board.

Independence and Qualifications.    Each member of the Committee shall meet the independence and experience requirements of the applicable provisions of federal law and the rules and regulations promulgated thereunder and the applicable rules of The Nasdaq Stock Market.

Resources.    The Committee shall have the authority to retain at the Company’s expense special legal, accounting or other consultants to advise the Committee and to authorize or conduct investigations into any matters within the scope of its responsibilities. The Committee shall have sole authority to approve related fees and retention terms. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee, and shall have full access to all books, records, facilities and personnel of the Corporation in connection with the discharge of its responsibilities.

Evaluation.    The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

Duties and Responsibilities

The following shall be the common recurring activities and responsibilities of the Committee in carrying out its oversight responsibilities. These activities and responsibilities are set forth below as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances:

Documents/Reports Review

•	Review the Corporation’s audited annual financial statements and quarterly financial statements with management and the independent auditors, including the Corporation’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s reports filed with the Securities and Exchange Commission and, with respect to the annual financial statements, the appropriateness and quality of accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation’s financial statements.

•	Review and discuss with management and the independent auditors the Corporation’s earnings press releases before they are issued, and discuss generally with management the nature of any additional financial information or earnings guidance to be provided publicly and/or to ratings agencies.

•	Review with management and the independent auditors the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90, as they may be modified or supplemented, relating to the conduct of the audit, other significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, and any other matters communicated to the Committee by the independent auditors.

•	Review with management and such outside professionals as the Committee considers appropriate important trends and developments in financial reporting practices and requirements and their effect on the Corporation’s financial statements.

•	Based on its review and discussions with management and the independent auditors, recommend to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

•	Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

Accounting and Financial Controls Framework

•	Review major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors or management.

•	Review and discuss with management and the independent auditors the adequacy and effectiveness of the Corporation’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by management or the internal auditors) and the effectiveness of the Corporation’s disclosure controls and procedures.

•	Review with the independent auditors any management letter provided by the independent auditors and the Corporation’s responses to that letter.

•	Review and discuss with management and the independent auditors (i) any material financial or non-financial arrangements that do not appear on the Corporation’s financial statements, (ii) any transactions or courses of dealing with parties related to the Corporation that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and that are relevant to an understanding of the Corporation’s financial statements, and (iii) material financial risks that are designated as such by management or the independent auditors.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and the confidential, anonymous submission by the Corporation’s employees of concerns regarding accounting or auditing matters.

Independent Auditors

•	Be directly responsible for the appointment, removal, compensation and oversight of the work of the independent auditors (including the resolution of disagreements between the Corporation’s management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, with the independent auditors reporting directly to the Committee.

•	Have the sole authority to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by the independent auditors and all permitted non-audit services (including the fees and other terms of engagement), and, if desired, establish policies and procedures for review and pre-approval by the Committee of such services.

•	Obtain, review and discuss with the independent auditors at least annually a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and the steps taken to deal with those issues.

•	Review and discuss with the independent auditors, on an annual basis, all relationships the independent auditors have with the Corporation in order to evaluate the independent auditors’ continued independence, and receive from the independent auditors on an annual basis a written statement (consistent with Independence Standards Board Standard No. 1) regarding the auditors’ independence.

•	Meet with the independent auditors prior to the audit for each fiscal year to review the planning, staffing and scope of the audit.

•	Establish guidelines for the hiring of employees and former employees of the independent auditors.

Clarification of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, the Committee’s role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

INCYTE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting — May 25, 2004

PAUL A. FRIEDMAN, DAVID C. HASTINGS and PATRICIA A. SCHRECK, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth below and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Incyte Corporation (the “Company “) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware on Tuesday, May 25, 2004 at 10:30 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of directors and FOR ratification of the appointment of independent auditors for 2004, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting.

(continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the election of directors and FOR ratification of the appointment of independent Please

Mark Here

auditors for 2004.

for Address Change or Comments

SEE REVERSE SIDE

FOR all nominees listed WITHHOLD AUTHORITY at left (except as marked to vote for all nominees to the contrary) listed at left FOR AGAINST ABSTAIN

1. Election of Directors 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors: Nominees:

01 Roy A. Whitfield, 02 Paul A. Friedman, 3. In their discretion, upon such other business as may properly come before

03 Barry M. Ariko, 04 Julian C. Baker, the meeting or any adjournment or postponement thereof.

05 Paul A. Brooke, 06 Frederick B. Craves, and

07 Richard U. DeSchutter

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Dated:            , 2004

Signature

Signature

Please sign exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

FOLD AND DETACH HERE